Exhibit 99.1

Contact:	Adriel Lares Vice President of Finance and Chief Financial Officer (510) 413-5999

3PAR Announces Preliminary Results for First Quarter of Fiscal 2010

and Revises Future Guidance

Fremont, CA, July 14, 2009—3PAR® (NYSE: PAR), the leading global provider of utility storage, today announced preliminary revenue and net loss per share results for the first quarter of fiscal year 2010, which ended June 30, 2009, and revised revenue and earnings guidance.

Based on unaudited preliminary results, the Company expects to report revenue for the first quarter in the range of $44.2 million to $44.5 million, representing an approximate 3 to 4% increase over the comparable prior year period and an approximate 8 to 9% sequential decrease over the fourth quarter of fiscal 2009. As compared to the Company’s earlier guidance of $48 million to $50 million, the preliminary revenue result is attributable to installation delays at customer sites which prevented the recognition of significant revenue from shipments out of the Company’s backlog, as well as a weaker demand environment experienced during the quarter. The revenue shortfall from installation delays was exacerbated by large order concentration in our shipments and backlog.

The Company also expects to report GAAP net loss per share in the range of $0.04 to $0.03 and non-GAAP net loss per share in the range of $0.01 to $0.00. As discussed below, the difference between our estimated GAAP net loss per share and non-GAAP net loss per share reflects non-cash stock compensation expense, which we currently estimate to be $0.03 in the aggregate. The company maintained relatively strong gross margin performance during the first fiscal quarter.

“While we are pleased to report an increase in year-over-year quarterly revenue, especially given the current economic environment, we obviously expected to perform better in the first quarter and are disappointed with the sequential decrease,” said David Scott, President and Chief Executive Officer.

“During the June quarter we saw spending restrictions across many segments of our business as a result of the continuing economic downturn, reflected as a sluggishness to place new orders.” Scott continued, “This phenomena increased in intensity towards the end of our first quarter, similar to the turbulence we experienced at the end of our fiscal 2009 third quarter, as there was a renewed reluctance amongst prospective and existing customers to commit to major capital expenditures.”

As a result of the continuing weakness of the global economic situation and the relative weakening of the demand picture from a bookings perspective towards the end of the first quarter, the Company believes it is prudent to modify its full year revenue and earnings guidance. Accordingly, the Company is forecasting revenue for the full year of fiscal 2010 to be in the range of $190 million to $205 million. Assuming our gross margins remain in the range of recently experienced levels, for the full year of fiscal 2010, the Company expects non-GAAP earnings per share to be in the range of $0.00 to $0.10.

We are also introducing guidance for our September quarter. We expect revenue for the second quarter of fiscal 2010 to be in the range of $43 million to $47 million. We do not guide GAAP or non-GAAP EPS on a quarterly basis, however, we do not expect our expense levels to reduce between the first and second fiscal quarters.

In terms of our long-term operating model, in light of the continuing economic downturn, while we reaffirm our long-term operating margin target of 15 to 19%, we no longer believe that we will achieve the low end of this operating margin target by the end of fiscal year 2011, nor do we believe we will sustain a 40 to 45% CAGR between our IPO and that date as previously stated. Instead we believe we will achieve the low end of our operating margin target at a revenue run rate of approximately $100 million per quarter, when and if that occurs.

These unaudited preliminary revenue and earnings results are, in accordance with normal procedures, subject to further review and completion by the Company. The Company will report complete financial results for the first quarter of fiscal 2010 on August 3, 2009.

Webcast and Conference Call Information

3PAR will host a conference call and live Webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its preliminary revenue and earnings results for the first quarter of fiscal 2010.

The Webcast will be accessible live and via archive from the Investor Relations Calendar Events page of the 3PAR website, www.3PAR.com. To access the conference call by phone within the U.S., dial 800-260-8140 and use passcode 16913097. International participants can dial 617-614-3672 and use passcode 16913097 to access the conference call.

An audio replay of the conference call will also be available on the 3PAR Investor Relations Website two hours after the call concludes and for seven days. To access the replay within the U.S., dial 888-286-8010 and use passcode 20656296. International participants can dial 617-801-6888 and use passcode 20656296 to access the replay.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provided in this press release include, among others, preliminary estimates of 3PAR’s revenue and operating loss for the first quarter of fiscal 2010; forecasts of our revenues and operating loss for the full 2010 fiscal year; our operating margin targets; and additional commentary concerning the outlook for 3PAR’s business, including statements concerning 3PAR’s ability to maintain and control costs, the effectiveness of our business strategies, and demand for and adoption of our storage solution in our customer markets. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, to be materially different from any future results expressed or implied by the forward-looking statements. In particular, our current preliminary estimates of revenues and operating results for the first quarter of fiscal 2010 remain subject to review by our finance organization and independent registered public accountants. Actual reported first quarter 2010 revenue and operating results could vary significantly from our current expectations based on additional or revised information, subsequent events, completion of the aforementioned reviews, and other factors. Our current financial projections for the second quarter and full fiscal year 2010 and our operating margin targets are subject to numerous assumptions concerning levels of business activity and expenses. These assumptions are based on information currently available to management and are, therefore, subject to substantial risks and uncertainties, including the potential for slower than expected growth of the utility storage market or in customer adoption of 3PAR’s storage solutions, particularly in light of substantial uncertainty about macroeconomic trends in the United States and globally and their potential impact on information technology spending; the impact of competitive conditions, including potentially unfavorable price competition; and those additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in 3PAR’s Annual Report on Form 10-Q for the year ended March 31, 2009, which is on file with the SEC and is available on 3PAR’s investor relations website at ir.3PAR.com and on the SEC website at www.sec.gov. Additional information will also be contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 that will be filed with the SEC in August 2009.

Non-GAAP Financial Measures

In addition to disclosing estimated net loss per share under Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following estimates of non-GAAP loss per share (EPS). The presentation of this estimated financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating income (loss), net income (loss) and EPS. 3PAR defines non-GAAP EPS as non-GAAP net loss divided by the weighted average basic and diluted shares outstanding. 3PAR’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding 3PAR’s performance by excluding non-cash stock-based compensation expenses. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, 3PAR’s management believes that providing these non-GAAP financial measures allows investors to compare these results with those of other companies, as well as providing management with an important tool for financial and operational decision making and for evaluating 3PAR’s operating results (excluding the impact of these non-cash charges) over different periods of time.

There are a number of limitations related to the use of non-GAAP EPS and EPS calculated in accordance with GAAP. First, these estimated non-GAAP financial measures exclude stock-based compensation expenses that are recurring. Stock-based expenses have been and will continue to be for the foreseeable future a significant recurring expense in 3PAR’s business. Second, stock-based awards are an important part of 3PAR’s employees’ compensation and impact their performance. Third, the components of the costs that 3PAR excludes in its calculation of non-GAAP net income (loss) may differ from the components that its peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these estimated non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these estimated non-GAAP financial measures, including reconciliations between these estimated financial measures and their most directly comparable GAAP equivalents.

A reconciliation of the company’s anticipated GAAP and non-GAAP earnings is provided in the following table:

	Unaudited estimates for Three months ended June 30, 2009
Reconciliation of Expected Non-GAAP Net Loss per share	Low	High
Net loss per share	$(0.04)	$(0.03)
Stock-based compensation expense, net of tax	0.03	0.03
Non-GAAP net loss per share	$(0.01)	$(0.00)

A copy of this press release can be found on the “Investors” page of 3PAR’s Website at www.3PAR.com.

© 2009 3PAR Inc. All rights reserved.

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